Sony Group Corporation S-8

Exhibit 4.3

(TRANSLATION)

ARTICLES OF INCORPORATION

SONY GROUP CORPORATION

Enacted:	April 19, 1946
Amended:	August 3, 1946	December 27, 1962
	November 20, 1946	December 27, 1966
	May 27, 1947	December 26, 1970
	June 30, 1947	June 29, 1971
	November 22, 1947	June 29, 1972
	May 3, 1948	December 26, 1974
	August 30, 1948	January 30, 1976
	March 4, 1950	January 28, 1982
	May 27, 1950	January 28, 1983
	November 25, 1950	January 30, 1987
	June 23, 1951	June 27, 1991
	November 30, 1951	June 29, 1994
	February 10, 1953	June 27, 1997
	June 26, 1954	June 26, 1998
	June 25, 1955	June 29, 1999
	June 25, 1956	June 29, 2000
	December 24, 1956	January 25, 2001
	June 24, 1957	June 20, 2002
	December 25, 1957	June 20, 2003
	December 23, 1958	June 22, 2004
	June 30, 1959	June 22, 2005
	December 26, 1959	June 22, 2006
	June 25, 1960	June 19, 2009
	June 5, 1961	June 23, 2015
	June 29, 1961	June 26, 2020
	December 26, 1961	June 28, 2022
	June 29, 1962	October 1, 2024

(TRANSLATION)

ARTICLES OF INCORPORATION

OF

SONY GROUP CORPORATION

(Sony Group Kabushiki Kaisha)

CHAPTER I

GENERAL PROVISIONS

Article 1.         (Trade Name)

The name of the Corporation shall be “Sony Group Kabushiki Kaisha” and in English translation it shall be “SONY GROUP CORPORATION”.

Article 2.         (Company with Three Committees)

The Corporation, being a company with three committees, shall have the Board of Directors, Committees (Nominating Committee, Audit Committee and Compensation Committee) and Accounting Auditors.

Article 3.         (Location of the Head Office)

The head office of the Corporation shall be located at Minato-ku, Tokyo, Japan.

Article 4.         (Purpose)

The purpose of the Corporation shall be to engage in the following business activities:

(1)	Manufacture and sale of electronic and electrical machines and equipment;

(2)	Manufacture and sale of medical instruments, optical instruments and other equipment, machines and instruments;

(3)	Planning, production and sale of audio-visual software;

(4)	Planning, production and sale of computer software programs;

(5)	Manufacture and sale of metal industrial products, chemical industrial products and ceramic industrial products;

(6)	Manufacture and sale of textile products, paper products and wood-crafted articles, daily necessities, foodstuffs and toys;

(7)	Manufacture and sale of transportation machines and equipment and petroleum and coal products;

(8)	Real estate activities, construction business, transportation business and warehousing business;

(9)	Publishing business and printing business;

(10)	Advertising agency business, insurance agency business, broadcasting enterprise, recreation business, such as travel, management of sporting facilities, etc. and other service enterprises;

(11)	Financial business;

(12)	Type I and Type II telecommunications business under the Telecommunications Business Law;

(13)	Investing in stocks and bonds, etc.;

(14)	Manufacture, sale, export and import of products which are incidental to or related to those mentioned in the preceding items;

(15)	Rendering of services related to those mentioned in the preceding items;

(16)	Investment in businesses mentioned in the preceding items operated by other companies or persons; and

(17)	All businesses which are incidental to or related to those mentioned in the preceding items.

Article 5.         (Method of Public Notice)

The method of public notices of the Corporation shall be electronic public notices; provided, however, that if the Corporation is unable to give an electronic public notice because of an accident or any other unavoidable reason, public notices of the Corporation may be given in the Nihon Keizai Shimbun.

CHAPTER II

SHARES

Article 6.         (Total Number of Shares Authorized to be Issued)

The total number of shares authorized to be issued by the Corporation shall be eighteen billion (18,000,000,000) shares.

Article 7.         (Number of Shares Constituting One Full Unit of Stock)

The number of shares constituting one full unit of stock shall be one hundred (100).

Article 8.         (Request for the Sale of Shares Constituting Less Than One Full Unit)

A shareholder holding shares constituting less than one full unit may request the Corporation to sell to the shareholder such amount of shares which will, when added together with the shares constituting less than one full unit, constitute one full unit of stock.

Article 9.         (Transfer Agent)

1.       The Corporation shall appoint a transfer agent. The transfer agent and its handling office shall be designated by a resolution of the Board of Directors of the Corporation or a determination of the Corporate Executive Officer to whom the determination has been delegated by a resolution of the Board of Directors of the Corporation and public notice thereof shall be given by the Corporation.

2.       The register of shareholders and the register of stock acquisition rights of the Corporation shall be kept at the handling office of the transfer agent. The Corporation shall cause the transfer agent to handle the business pertaining to shares and stock acquisition rights, such as entry (including digital entry; hereinafter the same interpretation being applicable) into the register of shareholders and the register of stock acquisition rights, and purchase and sale of shares constituting less than one full unit, etc. The Corporation itself shall not handle the above matters directly.

Article 10.       (Share Handling Regulations)

The business pertaining to shares and stock acquisition rights of the Corporation shall be governed by, in addition to these Articles of Incorporation, the Share Handling Regulations adopted or amended by a resolution of the Board of Directors of the Corporation or the Corporate Executive Officer to whom the adoption or amendment has been delegated by a resolution of the Board of Directors of the Corporation.

CHAPTER III

GENERAL MEETINGS OF SHAREHOLDERS

Article 11.       (Convocation)

The ordinary general meeting of shareholders shall be convened within three months after the end of each business year, and an extraordinary general meeting of shareholders may be convened whenever necessary in accordance with a resolution of the Board of Directors of the Corporation.

Article 12.       (Record Date of Ordinary General Meetings of Shareholders)

The Corporation shall deem any shareholder having voting rights, as appearing on the register of shareholders as of the end of the business year, to be a shareholder who is entitled to exercise voting rights at the ordinary general meeting of shareholders for that business year.

Article 13.       (Convocation of Meetings and Chairman)

The Director who is concurrently in office as a Corporate Executive Officer, as so determined in advance by a resolution of the Board of Directors of the Corporation, shall convene the general meetings of shareholders and act as the chairman thereof. When such Director is unable to act, another Director concurrently in office as a Corporate Executive Officer, who is designated in accordance with an order of priority determined in advance by a resolution of the Board of Directors of the Corporation, shall convene such general meetings and act as the chairman thereof.

Article 14.       (Electronic Provision, etc.)

1.       Upon convening a general meeting of shareholders, the Corporation shall take measures to electronically provide information that constitutes the content of the reference materials for the general meeting of shareholders, etc.

2.       Among the matters to be provided electronically, the Corporation may exclude all or some of the matters provided by the Ordinances of the Ministry of Justice from documents to be delivered to shareholders who have made a request for the delivery of documents by the record date of the voting rights.

Article 15.       (Method of Adopting Resolutions)

1.       Except as otherwise provided by law or by these Articles of Incorporation, all resolutions of a general meeting of shareholders shall be adopted by a majority of votes held by the attending shareholders entitled to exercise their voting rights.

2.       Resolutions provided for in Article 309, Paragraph 2 of the Companies Act may be adopted by not less than two-thirds of the votes held by the attending shareholders who hold not less than one-third of the votes of shareholders entitled to exercise their voting rights.

Article 16.       (Exercise of Voting Rights by Proxy)

When a shareholder or its legal representative is not able to attend a general meeting of shareholders personally, he may entrust his voting rights to an attending shareholder who has voting rights. However, a document evidencing the authority of a proxy must be filed with the Corporation.

Article 17.       (Adjournment or Change of Location of the Meeting)

The chairman, in accordance with a resolution adopted at a general meeting of shareholders, may adjourn, or change the location of the meeting.

Article 18.       (Minutes)

The substance of the proceedings at a general meeting of shareholders and the results thereof, as well as other matters provided for in laws and regulations, shall be recorded in the minutes, and the chairman, other Directors and Corporate Executive Officers present shall inscribe their names and affix their seals thereon or put their electronic signature thereon.

CHAPTER IV

DIRECTORS, BOARD OF DIRECTORS AND COMMITTEES

Article 19.       (Election of Directors)

1.       Directors shall be elected at the general meetings of shareholders.

2.       In order to adopt a resolution for the election of Directors, the attendance of shareholders holding not less than one-third of the voting rights of shareholders entitled to exercise their voting rights shall be required.

3.       With respect to resolutions for the election of Directors, no cumulative voting shall be used.

Article 20.       (Term of Office of Directors)

1.       The term of office of a Director shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within one year after his or her election.

2.       The term of office of a Director elected to fill a vacancy or to increase the number of Directors shall be the same as the remaining term of office of the other Directors then in office.

Article 21.       (Limitation of Liabilities of Directors and Liability Limitation Agreement with Directors)

1.       The Corporation may, by a resolution of the Board of Directors of the Corporation, exempt Directors from their liabilities provided for in Article 423, Paragraph 1 of the Companies Act, to the extent permitted by law.

2.       The Corporation may enter into a liability limitation agreement with Directors (excluding Directors who execute business of the Corporation), which shall limit the maximum amount of their liabilities provided for in Article 423, Paragraph 1 of the Companies Act to the higher of either thirty million yen (30,000,000 yen) or an aggregate sum of the amounts prescribed in each item of Article 425, Paragraph 1 of the Companies Act.

Article 22.       (Board of Directors)

1.       The Directors of the Corporation shall constitute the Board of Directors of the Corporation.

2.       The Board of Directors of the Corporation shall make decisions concerning the affairs of the Corporation as provided by law and by these Articles of Incorporation, as well as all other important affairs of the Corporation, and supervise the performance of the duties of the Directors and Corporate Executive Officers.

Article 23.       (Holding of Meetings of the Board of Directors)

Meetings of the Board of Directors of the Corporation shall be either of ordinary or extraordinary meetings. Ordinary meetings of the Board of Directors of the Corporation shall be held at least once every three months, while extraordinary meetings of the Board of Directors of the Corporation shall be held whenever necessary.

Article 24.       (Notice of Convocation of the Board of Directors)

Notice of a meeting of the Board of Directors of the Corporation, giving the date, location and agenda, shall be sent to each Director at least five days prior to the meeting; provided, however, that in case of urgency, such period may be shortened.

Article 25.       (Method of Adopting Resolutions of the Board of Directors)

1.       Resolutions of the Board of Directors of the Corporation shall be adopted by a majority of the Directors present, which present Directors shall constitute, in number, a majority of the total number of Directors entitled to vote.

2.       Notwithstanding the preceding paragraph, in accordance with Article 370 of the Companies Act, the Corporation may deem that the matters to be resolved by the Board of Directors are adopted by a resolution of the Board of Directors when all the Directors unanimously express their agreement to such matters.

Article 26.       (Minutes of the Board of Directors)

The substance of the proceedings of a meeting of the Board of Directors of the Corporation and the results thereof, as well as other matters provided for in laws and regulations, shall be recorded in the minutes, and the attending Directors shall inscribe their names and affix their seals thereon or put their electronic signatures thereon.

Article 27.       (Nominating Committee, Audit Committee and Compensation Committee)

Each of the Nominating Committee, the Audit Committee and the Compensation Committee shall make decisions on the matters prescribed by law, and respectively shall exercise their power and authority which are required in performing their respective business.

Article 28.       (Organization of Each Committee)

1.       Each Committee shall consist of three (3) or more Directors, a majority of whom shall be outside Directors; provided, however, that a Director who is a member of the Audit Committee shall not concurrently be in office as a Corporate Executive Officer, a Director who operates the business, an Accounting Counselor (kaikeisanyo), a general manager (shihainin) or any other employee of the Corporation or any of its subsidiaries.

2.       Directors who are to be members of any Committee shall be determined by a resolution of the Board of Directors of the Corporation.

CHAPTER V

CORPORATE EXECUTIVE OFFICERS

Article 29.       (Election of Corporate Executive Officers)

Corporate Executive Officers shall be appointed by a resolution of the Board of Directors of the Corporation.

Article 30.       (Term of Office of Corporate Executive Officers)

1.       The term of office of a Corporate Executive Officer shall expire on the last day of the business year ending within one year after his or her election.

2.       The term of office of a Corporate Executive Officer elected to fill a vacancy or to increase the number of Corporate Executive Officers shall be the same as the remaining term of office of the other Corporate Executive Officers then in office.

Article 31.       (Representative Corporate Executive Officers)

Corporate Executive Officers who shall represent the Corporation shall be appointed by a resolution of the Board of Directors of the Corporation.

Article 32.       (Limitation of Liabilities of Corporate Executive Officers)

The Corporation may, by a resolution of the Board of Directors of the Corporation, exempt Corporate Executive Officers from their liabilities provided for in Article 423, Paragraph 1 of the Companies Act, to the extent permitted by law.

CHAPTER VI

ACCOUNTS

Article 33.       (Business Year)

The business year of the Corporation shall commence on April 1 of each year and shall end on March 31 of the next following year.

Article 34.       (Dividends from Surplus)

1.       The Corporation may determine the matters provided for in each item of Article 459, Paragraph 1 of the Companies Act by a resolution of the Board of Directors without a resolution of a general meeting of shareholders.

2.       The Corporation may make distribution of surplus in cash (hereinafter referred to as the “Dividends”) to shareholders or registered share pledgees whose names appear on the register of shareholders as of the close of March 31 or September 30 of each year.

Article 35.       (Expiration Period)

In case Dividends shall not be received within five (5) years after the due date of each payment, the Corporation shall be relieved of the obligation for the payment thereof. Dividends payable shall bear no interest.

Article 36.       (Conversion of Convertible Debentures and Dividends)

1.       With respect to the calculation of the first Dividends to be paid on shares issued upon conversion of convertible debentures, such conversion shall be deemed to have occurred at the beginning of the business year in which the conversion was applied for.

2.       For purposes of applying the preceding paragraph, the period from April 1 to September 30 of the same year and the period from October 1 to March 31 of the next following year, shall be deemed business years, respectively.

CHAPTER VII

MISCELLANEOUS PROVISIONS

Article 37.       (Transitional Measures for Limitation of Liabilities of Directors, Statutory Auditors and Corporate Executive Officers)

1.       The Corporation may, by a resolution of the Board of Directors of the Corporation, exempt Directors from their liabilities arising in connection with the actions provided for in Article 266, Paragraph 1, Item 5 of the Commercial Code, not as amended (hereinafter referred to as the “Old Commercial Code”) by the Law for Maintenance, Etc. of Relevant Laws Relating to the Enforcement of the Companies Act (Law No. 87, 2005; hereinafter referred to as the “Maintenance Law”) that occurred prior to the close of the 86th ordinary general meeting of shareholders, to the extent permitted by law.

2.       The Corporation may, by a resolution of the Board of Directors of the Corporation, exempt Statutory Auditors from their liabilities under the Old Commercial Code arising prior to the close of the 86th ordinary general meeting of shareholders, to the extent permitted by law.

3.       The Corporation may, by a resolution of the Board of Directors of the Corporation, exempt Directors and Corporate Executive Officers from their liabilities arising from actions set forth in Article 21-17, Paragraph 1 of the Law for Special Exceptions to the Commercial Code Concerning Audits, Etc. of Kabushiki-kaisha, which actions are taken prior to the enactment of the Maintenance Law, to the extent permitted by law.